Integra Bank Corporation Reports Fourth Quarter 2009 Results

EVANSVILLE, INDIANA – March 5, 2010 – Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported financial results for the fourth quarter and full year of 2009.

The net loss available to common shareholders for the fourth quarter of 2009 was $96.1 million, or $4.64 per diluted share, compared to $20.9 million, or $1.01 per diluted share for the third quarter of 2009.  The provision for loan losses was $30.5 million, up $11.6 million from $18.9 million during the third quarter of 2009, while net charge-offs totaled $21.2 million, or 3.86% of total loans on an annualized basis, a $0.7 million decrease from $21.9 million, or 3.74% of total loans annualized for the third quarter of 2009. The net interest margin for the fourth quarter of 2009 was 2.40%, compared to 2.35% in the third quarter.  The net loss for the fourth quarter included an increase in the Company’s income tax valuation allowance of $75.6 million, compared to an increase of $6.9 million in the third quarter of 2009.

The net loss for 2009 was $195.0 million, or $9.42 per share compared to $110.9 million or $5.39 per share for 2008.  The 2009 results include a provision for loan losses of $113.4 million, an increase of $47.6 million from 2008, other-than-temporary securities impairment of $21.5 million, an increase of $10.9 million from 2008, and deferred income tax valuation allowance of $104.1 million, an increase of $101.0 million from 2008.  The 2008 results included goodwill impairment of $122.8 million.  The net interest margin for 2009 was 2.37% compared to 3.18% for 2008.

“Our fourth quarter results were significantly impacted by current economic conditions and continued weakness in commercial real estate,” stated Mike Alley, Chairman and CEO.  “We are executing a plan to return to profitability on a long term basis by stabilizing and then reducing our level of non-performing assets, enhancing our capital and liquidity and increasing the operating income of our core community banking franchise.  The branch and loan sales we completed in 2009 and the three pending multi-branch/loan transactions we have announced in 2010 are key elements that will help us achieve our priorities.  Based upon letters of intent and completed due diligence, we expect to announce agreements for additional branch and loans sales within the next 90 days.  We expect that these divestiture transactions will positively impact the capital levels of the Company and Integra Bank positioning us to weather the current challenges.  Reducing our operating footprint, assets, and costs is consistent with our strategic plan to focus on core community banking which has remained strong,” Alley added.

The net loss for both the third and fourth quarters of 2009 include $1.1 million of dividends on the preferred shares sold to the Treasury Department in February 2009 under the Capital Purchase Program and discount accretion on the related warrant issued to the Treasury.  The net loss for the fourth quarter includes an increase in the tax valuation allowance of $75.6 million, a $5.3 million deposit premium and a $1.5 million write-down of the two banking facilities that were retained in the branch sale.  The net loss for the third quarter included securities gains of $6.6 million, partially offset by trading losses of $1.2 million and an increase in the income tax valuation allowance of $6.9 million.  Non-performing assets increased $30.6 million during the fourth quarter of 2009 to $246.9 million at December 31, 2009.

The total net loss for 2008 and 2009 of $305.9 million includes goodwill impairment of $122.8 million, increases in the deferred income tax valuation allowance of $107.3 million, other-than-temporary securities impairment (“OTTI”) of $32.1 million and the provision for loan losses of $179.2 million.  The Company has now written off or reserved for all of its goodwill and deferred income tax asset and has reduced its exposure to OTTI, recognizing no OTTI during the third and fourth quarters of 2009.

During the fourth quarter of 2009, the Company’s banking subsidiary, Integra Bank N.A. (“Integra Bank”), completed the previously announced transaction with The Bank of Kentucky, Inc. in which the Crittenden, Dry Ridge and Warsaw, Kentucky locations and certain deposit liabilities and assets of banking offices located in Union and Florence, Kentucky were sold.  In the transaction, The Bank of Kentucky assumed approximately $76.4 million of deposit liabilities related to the five branches at a premium of $5.3 million, and bought certain branch-related assets, including $37.8 million in selected loans at book value, less applicable reserves.  In separate transactions, Integra Bank also sold two portfolios of primarily commercial loans totaling $69.4 million to the same purchaser.

On February 1, 2010, the Company announced that Integra Bank had agreed to sell its Milan, Osgood and Versailles Indiana banking offices to United Community Bank (“United”), of Lawrenceburg, Indiana, as well as a group of commercial and residential mortgage loans.  The Company expects these transactions to close in the first half of 2010 and that they will improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 35 basis points, while increasing its tier 1 leverage ratio by approximately 25 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 15 basis points.

On February 17, 2010, the Company announced that Integra Bank had agreed to sell its offices located in Leitchfield and Hardinsburg, Kentucky, along with a pool of commercial real estate loans to The Cecilian Bank of Cecilia, Kentucky.  The Company expects these transactions will also close in the first half of 2010 and improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 25 basis points, while increasing its tier 1 leverage ratio by approximately 15 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 10 basis points.

The loans, premises and equipment, and deposits for the pending divestitures above are classified as held for sale as of December 31, 2009.

On March 3, 2010, the Company announced that Integra Bank had agreed to sell five offices located in Bowling Green and Franklin, Kentucky and single offices located in Paoli, Mitchell and Bedford, Indiana, along with a pool of indirect consumer, commercial, and commercial real estate loans to First Security Bank of Owensboro, Kentucky.  The Company expects these transactions will also close in the first half of 2010 and improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 120 basis points, while increasing its tier 1 leverage ratio by approximately 75 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 55 basis points.  The ability of First Security Bank to execute this transaction is dependent on their ability to raise the amount of capital necessary to ensure approval by their primary regulators.  While they expect to be able to raise the necessary amount of capital and obtain regulatory approval, we did not include the loans, property and equipment and deposits as being held for sale at December 31, 2009 because of those contingencies.

During the fourth quarter of 2009, the Company suspended the payment of cash dividends on its outstanding preferred stock and deferred the payment of interest on its outstanding junior subordinated notes related to its trust preferred securities. The terms of the junior subordinated notes and the trust documents allow the Company to defer payments of interest for up to five years without default or penalty. The Company believes that the suspension of cash dividends on its preferred and common stock and the deferral of interest payments on the junior subordinated notes will preserve approximately $1.8 million per quarter improving liquidity at the parent company level and the Company's ability to bolster Integra Bank's capital ratios.  The Company also sold $45.1 million from the sale or surrender of bank owned life insurance in 2009, with an additional $17.0 million expected in 2010.

The allowance to total loans increased 79 basis points during the fourth quarter of 2009, to 4.39% at December 31, 2009, while the allowance to non-performing loans decreased from 42% to 41%.  Non-performing loans increased $25.0 million to $214.9 million, or 10.64% of total loans, compared to $189.9 million, or 8.61% of total loans at September 30, 2009.  The increase in non-performing loans as a percentage of total loans was due to both higher levels of those loans and the fourth quarter sale of performing loans.  Non-performing assets totaled $246.9 million at December 31, 2009.  Non-performing assets from the Cincinnati based commercial real estate portfolio increased $35.1 million in the fourth quarter, while non-performing assets from the Chicago commercial real estate portfolio decreased $9.3 million.

“We are in the process of completely exiting the commercial real estate line of business established during 2003 in Cincinnati, Ohio and will continue to gradually wind down the existing portfolio, either through paydowns or sales to other parties,” stated John Key, Chief Credit and Risk Officer.  “The closure of our Cleveland, Ohio loan production office this month follows the 2009 closure of our Nashville, Tennessee and Louisville, Kentucky commercial real estate LPOs.  We have reassigned the remaining members of the commercial real estate group to our workout team to reduce outstandings, particularly those that are non-performing, and to improve pricing on credits when those opportunities arise.  We have implemented a similar approach in Chicago, as that workout team is executing plans to exit the commercial real estate loans and non-performing assets we have there,” added Key.

Net interest income was $15.7 million for the fourth quarter of 2009, compared to $16.1 million for the third quarter of 2009, while the net interest margin was 2.40%, compared to 2.35% for the third quarter of 2009.  Liability costs and earning asset yields both declined 8 basis points during the fourth quarter of 2009.  The decline in net interest income was primarily driven by a decline in average earning assets of $144.6 million.

Commercial loan average balances decreased $118.9 million in the fourth quarter of 2009, or 27.0% on an annualized basis.  Commercial and industrial loan average balances decreased $69.3 million, from the third quarter of 2009, primarily as a result of the sale of $50.0 million of these loans to The Bank of Kentucky during September.  There were also declines in commercial real estate loans of $32.2 million and construction and land development loans of $17.3 million.  Low cost deposit average balances increased $17.0 million during the fourth quarter of 2009 to $1.1 billion.  The sale of $35.9 million in low cost deposits in December 2009 did not materially impact averages for the fourth quarter.  Federal Reserve Term Auction Facility borrowings of $85.0 million were paid off during the fourth quarter of 2009, and average Federal Home Loan Bank borrowings decreased by $46.3 million.

Non-interest income was $13.8 million for the fourth quarter of 2009, compared to $14.8 million for the third quarter of 2009.  The fourth quarter of 2009 included $5.3 million in deposit premium from the branch sale to The Bank of Kentucky, compared to $6.6 million of securities gains and $1.2 million of trading losses in the third quarter of 2009.  The fourth quarter also included a decrease of $1.1 million in loan sale gains, partially offset by an increase of $0.6 million in bank owned life insurance income.

Non-interest expense was $23.2 million for the fourth quarter of 2009, compared to $24.4 million for the third quarter of 2009.  Decreases during the fourth quarter of 2009 compared to the third quarter included personnel expense of $1.8 million, and other real estate owned expense of $1.4 million, partially offset by increases in FDIC insurance of $0.3 million, and professional fees of $0.3 million.

The fourth quarter of 2009 includes an increase in the Company’s deferred income tax valuation allowance of $75.6 million.  Including this charge, the Company now has a reserve against all of its deferred income tax asset.  Upon a return to profitability, this reserve will be reduced, meaning any future tax expense will be offset by the benefit of a reduction of the valuation allowance.

Integra Bank’s total risk based capital ratio was 10.05%, a decrease of 15 basis points from September 30, 2009.  The decrease resulted from the impact of the quarter’s net loss, partially offset by the branch divestiture, other declines in loan balances, the reduction of bank owned life insurance and capital infusions from the Company of $6.0 million.  Integra Bank’s tier 1 risk-based capital ratio decreased 16 basis points to 8.76% and its tier 1 leverage ratio decreased 31 basis points to 6.30%.   The Company’s tangible common equity to tangible assets ratio declined 302 basis points to 0.42%, while its tangible book value per share was $0.58 at December 31, 2009.  Approximately 78% of this decline resulted from the increase to the deferred income tax valuation allowance.

Conference Call

Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on, Friday, March 5, 2010, at 10:00 a.m. CT. The telephone number for the conference call is 877-212-6067, confirmation code 58307174.  The conference call will also be available by webcast at http://www.integrabank.com.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of December 31, 2009, Integra Bank has $2.9 billion in total assets and operates 69 banking centers and 116 ATMs at locations in Indiana, Kentucky, Illinois and Ohio.  Integra Bank Corporation's common stock is listed on the Nasdaq Global Market under the symbol IBNK.  Additional information may be found at www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words "may," "will," "should," "would," "anticipate," "expect," "plan," "believe," "intend," and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, including:  (1) the effects of the current recession in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional loan charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred and collateralized securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to maintain security for confidential information in our computer systems and telecommunications network; (12) the effects of our participation in the CPP and possible changes to that program; (13) additional increases in insurance premiums we pay to the Federal Deposit Insurance Corporation; (14) our ability to comply with the terms of commitments we have made to federal banking authorities; (15) the success of our plans to improve our capital ratios; (16) the impact of our decisions to suspend paying cash dividends on common and preferred stock and defer interest payments on our subordinated debt relating to our trust preferred securities; (17) our ability to once again comply with the minimum bid requirement necessary for our shares to be listed on the Nasdaq Stock Market; (18) our ability to execute our plans to exit the commercial real estate lending business, sell multiple branch clusters and loan pools and reduce our cost structure; and (19) damage to our reputation that could result from adverse developments with respect to the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Michael J. Alley, Chairman and CEO - 812-461-5795
Michael B. Carroll, Chief Financial Officer - 812-464-9673
Gretchen A. Dunn, AVP, Shareholder Relations - 812-464-9677

Web site:

http://www.integrabank.com

Summary Operating Results Data

Here is a summary of Integra Bank Corporation’s fourth quarter 2009 operating results:

Net income (loss) available to common shareholders of $(96.1) million for fourth quarter 2009
• Compared with $(20.9) million for third quarter 2009
• Compared with $(81.6) million for fourth quarter 2008

Diluted net income (loss) per common share of $(4.64) for fourth quarter 2009
• Compared with $(1.01) for third quarter 2009
• Compared with $(3.97) for fourth quarter 2008

Return on assets of (12.09)% for fourth quarter 2009
• Compared with (2.34)% for third quarter 2009
• Compared with (9.57)% for fourth quarter 2008

Return on common equity of (333.05)% for fourth quarter 2009
• Compared with (59.09)% for third quarter 2009
• Compared with (119.82)% for fourth quarter 2008

Net interest margin of 2.40% for fourth quarter 2009
• Compared with 2.35% for third quarter 2009
• Compared with 2.86% for fourth quarter 2008

Allowance for loan losses of $88.7 million or 4.39% of loans at December 31, 2009
• Compared with $79.4 million or 3.60% at September 30, 2009
• Compared with $64.4 million or 2.59% at December 31, 2008
• Equaled 41.3% of non-performing loans at December 31, 2009, compared with 41.8% at September 30, 2009 and 42.7% at
  December 31, 2008

Non-performing assets of $246.9 million or 12.03% of loans and other real estate owned at December 31, 2009
• Compared with $216.3 million or 9.69% at September 30, 2009
• Compared with $170.3 million or 6.79% at December 31, 2008

Annualized net charge-off rate of 3.86% for fourth quarter 2009
• Compared with 3.74% for third quarter 2009
• Compared with 2.48% for fourth quarter 2008

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
ASSETS	2009	2008
Cash and due from banks	$304,921	$62,354
Federal funds sold and other short-term investments	49,653	419
Loans held for sale (at lower of cost or market value)	93,572	5,776
Securities available for sale	361,719	561,739
Securities held for trading	36	-
Regulatory stock	29,124	29,155
Loans	2,019,732	2,490,243
Less: Allowance for loan losses	(88,670)	(64,437)
Net loans	1,931,062	2,425,806
Premises and equipment	37,814	48,500
Premises and equipment held for sale	4,249	-
Goodwill	-	-
Other intangible assets	8,242	9,928
Other assets	101,549	213,423
TOTAL ASSETS	$2,921,941	$3,357,100

LIABILITIES
Deposits:
Non-interest-bearing demand	$263,530	$284,032
Non-interest-bearing held for sale	7,319	-
Interest-bearing	2,004,369	2,056,160
Interest-bearing held for sale	89,888	-
Total deposits	2,365,106	2,340,192
Short-term borrowings	62,114	415,006
Long-term borrowings	361,071	360,917
Other liabilities	31,304	36,194
TOTAL LIABILITIES	2,819,595	3,152,309

SHAREHOLDERS' EQUITY
Preferred stock - no par, $1,000 per share liquidation preference -
1,000,000 shares authorized	82,011	-
Common stock - $1.00 stated value - 129,000,000 shares authorized	20,848	20,749
Additional paid-in capital	216,939	208,732
Retained earnings	(210,371)	(15,754)
Accumulated other comprehensive income (loss)	(7,081)	(8,936)
TOTAL SHAREHOLDERS' EQUITY	102,346	204,791
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,921,941	$3,357,100

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
INTEREST INCOME
Interest and fees on loans and leases	$23,178	$24,566	$25,489	$25,952	$33,235
Interest and dividends on securities available for sale	3,514	3,857	5,830	6,474	6,811
Interest on securities held for trading	58	81	22	-	-
Dividends on regulatory stock	169	337	157	521	103
Interest on loans held for sale	197	89	127	103	85
Interest on federal funds sold and other investments	206	272	174	93	10
Total interest income	27,322	29,202	31,799	33,143	40,244

INTEREST EXPENSE
Interest on deposits	8,919	10,356	11,759	12,187	13,532
Interest on short-term borrowings	68	268	583	763	1,447
Interest on long-term borrowings	2,606	2,528	2,683	2,710	3,828
Total interest expense	11,593	13,152	15,025	15,660	18,807

NET INTEREST INCOME	15,729	16,050	16,774	17,483	21,437
Provision for loan losses	30,525	18,913	32,536	31,394	38,169
Net interest income after provision for loan losses	(14,796)	(2,863)	(15,762)	(13,911)	(16,732)

NON-INTEREST INCOME
Service charges on deposit accounts	5,096	5,335	5,035	4,413	5,436
Trust income	450	630	563	459	470
Debit card income-interchange	1,363	1,368	1,373	1,257	1,281
Other service charges and fees	995	1,098	951	1,093	1,142
Securities gains (losses)	3	6,578	(18,835)	(1,170)	(4,309)
Gain (Loss) on sale of other assets	4,965	(219)	(22)	2,496	(3)
Warrant fair value adjustment	-	-	(1,407)	(4,738)	-
Other	961	37	1,358	1,682	1,742
Total non-interest income	13,833	14,827	(10,984)	5,492	5,759

NON-INTEREST EXPENSE
Salaries and employee benefits	8,411	10,187	11,561	12,075	11,442
Occupancy	2,192	2,348	2,378	2,581	2,657
Equipment	745	749	808	849	875
Professional fees	1,967	1,699	2,057	1,730	1,816
Communication and transportation	968	1,126	1,091	1,161	1,248
Loan and OREO expense	1,122	2,545	1,888	5,448	1,028
Goodwill impairment	-	-	-	-	74,824
Debt prepayment fees	-	27	1,511	-	-
FDIC Assessment	2,005	1,721	3,005	950	479
Other	5,748	3,967	4,870	4,679	5,199
Total non-interest expense	23,158	24,369	29,169	29,473	99,568
Income (Loss) before income taxes	(24,121)	(12,405)	(55,915)	(37,892)	(110,541)
Income taxes expense (benefit)	70,802	7,330	(7,451)	(9,831)	(28,919)
NET INCOME (LOSS)	(94,923)	(19,735)	(48,464)	(28,061)	(81,622)
Preferred stock dividends and discount accretion	1,129	1,117	1,139	413	-
NET INCOME (LOSS) AVAILABLE
TO COMMON SHAREHOLDERS	$(96,052)	$(20,852)	$(49,603)	$(28,474)	$(81,622)

Earnings (Loss) per common share:
Basic	$(4.64)	$(1.01)	$(2.39)	$(1.37)	$(3.97)
Diluted	(4.64)	(1.01)	(2.39)	(1.37)	(3.97)

Weighted average common shares outstanding:
Basic	20,685	20,707	20,715	20,732	20,569
Diluted	20,685	20,707	20,715	20,732	20,569

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans and leases	$23,178	$33,235	$99,185	$142,995
Interest and dividends on securities available for sale	3,514	6,811	19,675	27,592
Interest on securities held for trading	58	-	161	570
Dividends on regulatory stock	169	103	1,184	1,273
Interest on loans held for sale	197	85	516	366
Interest on federal funds sold and other investments	206	10	745	104
Total interest income	27,322	40,244	121,466	172,900

INTEREST EXPENSE
Interest on deposits	8,919	13,532	43,221	55,663
Interest on short-term borrowings	68	1,447	1,682	7,563
Interest on long-term borrowings	2,606	3,828	10,527	15,693
Total interest expense	11,593	18,807	55,430	78,919

NET INTEREST INCOME	15,729	21,437	66,036	93,981
Provision for loan losses	30,525	38,169	113,368	65,784
Net interest income after provision for loan losses	(14,796)	(16,732)	(47,332)	28,197

NON-INTEREST INCOME
Service charges on deposit accounts	5,096	5,436	19,879	21,078
Trust income	450	470	2,102	2,156
Debit card income-interchange	1,363	1,281	5,361	5,258
Other service charges and fees	995	1,142	4,137	5,139
Securities gains (losses)	3	(4,309)	(13,424)	(10,571)
Gain (Loss) on sale of other assets	4,965	(3)	7,220	(62)
Warrant fair value adjustment	-	-	(6,145)	-
Other	961	1,742	4,038	6,691
Total non-interest income	13,833	5,759	23,168	29,689

NON-INTEREST EXPENSE
Salaries and employee benefits	8,411	11,442	42,234	48,407
Occupancy	2,192	2,657	9,499	10,379
Equipment	745	875	3,151	3,732
Professional fees	1,967	1,816	7,453	5,741
Communication and transportation	968	1,248	4,346	5,064
Loan and OREO expense	1,122	1,028	11,003	2,780
Goodwill impairment	-	74,824	-	122,824
Debt prepayment fees	-	-	1,538	-
FDIC Assessment	2,005	479	7,681	796
Other	5,748	5,199	19,264	20,330
Total non-interest expense	23,158	99,568	106,169	220,053
Income (Loss) before income taxes	(24,121)	(110,541)	(130,333)	(162,167)
Income taxes expense (benefit)	70,802	(28,919)	60,850	(51,292)
NET INCOME (LOSS)	(94,923)	(81,622)	(191,183)	(110,875)
Preferred stock dividends and discount accretion	1,129	-	3,798	-
NET INCOME (LOSS) AVAILABLE
TO COMMON SHAREHOLDERS	$(96,052)	$(81,622)	$(194,981)	$(110,875)

Earnings (Loss) per share:
Basic	$(4.64)	$(3.97)	$(9.42)	$(5.39)
Diluted	(4.64)	(3.97)	(9.42)	(5.39)

Weighted average shares outstanding:
Basic	20,685	20,569	20,706	20,557
Diluted	20,685	20,569	20,706	20,557

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	December 31,		September 30,		June 30,		March 31,		December 31,
	2009		2009		2009		2009		2008

EARNINGS DATA
Net Interest Income (tax-equivalent)	$15,948		$16,472		$17,327		$18,135		$22,111
Net Income (Loss)	(94,923)		(19,735)		(48,464)		(28,061)		(81,622)

COMMON SHARE DATA
Net Income (Loss)	(96,052)		(20,852)		(49,603)		(28,474)		(81,622)
Basic Earnings Per Share	(4.64)		(1.01)		(2.39)		(1.37)		(3.97)
Diluted Earnings Per Share	(4.64)		(1.01)		(2.39)		(1.37)		(3.97)
Dividends Declared	-		-		0.01		0.01		0.01

PERFORMANCE RATIOS
Return on Assets	(12.09	) %	(2.34	) %	(5.53	) %	(3.25	) %	(9.57	) %
Return on Common Equity	(333.05)		(59.09)		(111.70)		(56.62)		(119.82)
Net Interest Margin (tax-equivalent)	2.40		2.35		2.34		2.39		2.86
Tier 1 Risk-Based Capital	6.17		8.21		8.52		10.01		7.68
Total Risk-Based Capital	9.94		10.44		10.42		11.73		9.75
Tangible Common Equity to .
Tangible Assets	0.42		3.44		3.97		4.80		5.82
Efficiency Ratio	92.75		96.76		102.45		107.66		75.55

AT PERIOD END
Assets	$2,921,941		$3,258,325		$3,346,262		$3,555,533		$3,357,100
Interest-Earning Assets	2,553,836		2,681,461		2,837,522		3,005,489		3,087,332
Total Loans	2,019,732		2,205,661		2,349,472		2,425,999		2,490,243
Deposits	2,365,106		2,472,763		2,474,355		2,580,043		2,340,192
Low Cost Deposits (1)	1,029,937		1,066,985		1,011,541		957,280		884,406
Interest-Bearing Liabilities	2,517,442		2,734,414		2,809,067		2,950,191		2,832,083
Shareholders' Equity	102,346		202,532		223,464		261,502		204,791
Unrealized Gains (Losses) on Market
Securities (FASB 115)	(4,977)		(2,453)		(2,057)		(5,150)		(8,509)

AVERAGE BALANCES
Assets	$3,115,805		$3,349,459		$3,513,409		$3,500,401		$3,393,237
Interest-Earning Assets (2)	2,645,282		2,789,909		2,961,516		3,053,716		3,087,179
Total Loans	2,179,607		2,319,141		2,404,068		2,456,113		2,484,702
Deposits	2,445,514		2,520,448		2,575,429		2,513,377		2,410,344
Low Cost Deposits (1)	1,076,090		1,059,055		1,001,952		912,326		858,521
Interest-Bearing Liabilities	2,586,711		2,804,857		2,921,548		2,936,850		2,806,089
Shareholders' Equity	196,391		221,894		259,923		233,951		270,998
Basic Common Shares	20,685		20,707		20,715		20,732		20,569
Diluted Common Shares	20,685		20,707		20,715		20,732		20,569

(1) Defined as interest checking, demand deposit and savings accounts.
(2) Includes securities available for sale and held for trading at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con't
(In thousands, except ratios and yields)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008

ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$210,753	$185,558	$175,840	$186,770	$150,002
Loans 90+ Days Past Due	4,127	4,339	6,573	2,444	897
Non-Performing Loans	214,880	189,897	182,413	189,214	150,899
Other Real Estate Owned	31,982	26,435	29,286	19,848	19,396
Trust preferred held for trading	36	-	-	-	-
Non-Performing Assets	$246,898	$216,332	$211,699	$209,062	$170,295

Allowance for Loan Losses:
Beginning Balance	$79,364	$82,309	$78,525	$64,437	$41,766
Provision for Loan Losses	30,525	18,913	32,536	31,394	38,169
Recoveries	1,007	538	442	330	377
Loans Charged Off	(22,226)	(22,396)	(29,194)	(17,636)	(15,875)
Ending Balance	$88,670	$79,364	$82,309	$78,525	$64,437

Ratios:
Allowance for Loan Losses to Loans	4.39%	3.60%	3.50%	3.24%	2.59%
Allowance for Loan Losses to Average
Loans	4.07	3.42	3.42	3.20	2.59
Allowance to Non-performing Loans	41.26	41.79	45.12	41.50	42.70
Non-performing Loans to Loans	10.64	8.61	7.76	7.80	6.06
Non-performing Assets to Loans and
Other Real Estate Owned	12.03	9.69	8.90	8.55	6.79
Net Charge-Off Ratio	3.86	3.74	4.80	2.86	2.48

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	4.20%	4.18%	4.23%	4.26%	5.28%
Securities	4.13	4.42	4.87	5.02	5.21
Regulatory Stock	2.32	4.63	2.15	7.14	1.42
Other Earning Assets	2.05	2.60	10.90	8.85	5.74
Total Earning Assets	4.14	4.22	4.38	4.47	5.28

Cost of Funds
Interest Bearing Deposits	1.65	1.84	2.07	2.23	2.53
Other Interest Bearing Liabilities	2.38	1.92	2.02	1.94	3.04
Total Interest Bearing Liabilities	1.78	1.86	2.06	2.16	2.67
Total Interest Expense to Earning Assets	1.74	1.87	2.04	2.08	2.42
Net Interest Margin	2.40%	2.35%	2.34%	2.39%	2.86%